UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 23, 2014 (October 21, 2014)

IDAHO NORTH RESOURCES CORP.
(Exact name of registrant as specified in its charter)

IDAHO
(State or other jurisdiction of incorporation)

000-55045
(Commission File No.)

1220 Big Creek Road
Kellogg, ID  83837
(Address of principal executive offices and Zip Code)

(509) 928-7604
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                          ENTRY INTO A MATERIALLY DEFINITIVE AGREEMENT.

On October 21, 2014, we entered into an Earn-In Agreement ("Agreement") with Coeur Explorations, Inc., ("Coeur") a wholly-owned subsidiary of Coeur Mining Inc. for the Klondyke area, Nevada.  The target properties specified in the Agreement are the first selected for earn-in by Coeur under the Central Nevada Exploration Program signed by the two parties on October 2, 2014.

Pursuant to the terms of the Agreement, for the Klondyke area, Coeur may exercise its option to acquire an initial 60% interest in the target properties by spending a minimum of $2 million in exploration and development expenses on the target properties over a 3-year period and completing a NI 43-101 compliant Technical Report. Upon completion of the earn-in requirements, the parties will form a limited liability company for purposes of further exploration, development, and mining of the target properties, with Coeur having a 60% membership interest and we will have a 40% membership interest. During the Agreement period, Coeur has the option to acquire our entire interest in the target properties, subject to terms of the Agreement. As operator, we will conduct the exploration, development, and related work at the target properties under budgets approved by Coeur.

ITEM 7.01                          REGULATION FD DISCLOSURE.

On October 22, 2014 we issued a press release and announced that we had finalized the Agreement with Coeur on October 21, 2014.

ITEM 9.01                          EXHIBITS.

Exhibit	Document Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 23rd day of October 2014.

IDAHO NORTH RESOURCES CORP.

BY:	ERIK PANKE
Erik Panke, CFO